SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                    May 17, 1999




                                  Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483             36-1263901
  (State or other jurisdiction   (Commission      (I.R.S. Employer
    of incorporation)             File Number)    Identification No.)



  675 McDonnell Boulevard, St. Louis, MO                      63134
 (Address of principal executive offices)                  (ZIP Code)


  Registrant's telephone number,                       (314) 654-2000
     including area code

Item 5. Other Events
A press release was issued May 17, 1999. The relevant portion of the text of that release was as follows:


MALLINCKRODT PROVIDES OUTLOOK FOR FISCAL 2000

ST. LOUIS, Mo., May 17, 1999 - During a Mallinckrodt Inc. (NYSE:MKG) investment community meeting held here today, the company's management said it is comfortable with a FY2000 earnings per share range of $2.50 to $2.60. Sales and operating earnings are estimated to grow in the 4 to 6 percent range after absorbing an estimated 2 to 3 percent price erosion. C. Ray Holman, chairman and chief executive officer, said that actual price erosion could turn out to be less severe, depending on market conditions.

In opening remarks, Holman told investors, analysts and bankers at the meeting that within the past three years Mallinckrodt has transformed itself into a "new company, with a new look, a new competitive spirit and a single new focus-healthcare. We have a billion dollar U.S. hospital products business, ranking us in the top ten producers of medical supplies. Overall, our size, breadth and leadership position us well for the future.

"Not only is the medical supplies market large; it is growing at a respectable overall annual rate of at least 6 percent," Holman said. "We believe our product lines for respiratory care, diagnostic imaging and analgesic pharmaceuticals put us in the right market segment, at the right time. In fact, the markets we serve are growing faster than the overall medical supplies market."

In Respiratory, sales growth of 7 to 8 percent will be driven by market growth and new products such as perinatal oximetry, new product platforms in the alternate care businesses and the ability to connect the entire respiratory product line together to provide lower cost for the hospital and better care for the patient. Operating earnings in the respiratory group are expected to be up strongly as the business continues to benefit from the synergies achieved from the Nellcor Puritan Bennett acquisition as well as ongoing strategic cost management to improve manufacturing techniques and purchasing.

In Imaging, sales growth in the ultrasound and radiopharmaceuticals markets and licensing complementary products for distribution may be offset by continued lower pricing in X-ray contrast media, resulting in flat sales. Reductions in manufacturing and administrative costs will partially offset the lower pricing in X-ray contrast media, but operating earnings will likely be down from fiscal 1999.

Pharmaceuticals will continue to build its position in dosage products by entering the brand/NDA area. Another high growth focus will be adding pemoline and dextroamphetamine to Mallinckrodt's product
offering for attention deficit disorder.   Biotech custom peptides
offer longer-term opportunities for growth. For FY2000, sales growth of 7 to 8 percent can be expected, with operating earnings expected to grow at a similar rate.

Based in St. Louis, Mo., Mallinckrodt Inc. has three healthcare product groups - Respiratory, Imaging and Pharmaceuticals. The company operates in more than 100 countries and had fiscal 1998 net sales of $2.4 billion. The Mallinckrodt web site address is www.mallinckrodt.com.


This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements may be identified by their use of words such as "plans," "expects," "will" "anticipates," "believes" and other words of similar meaning. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially from those projected are the following: the effect of business and economic conditions; the impact of competitive products and continued pressure on prices realized by the company for its products; constraints on supplies of raw materials used in manufacturing certain of the company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing, and marketing of products; difficulties or delays in receiving required governmental or regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties in rationalizing acquired businesses and in realizing related cost savings and other benefits; the effects of and changes in trade, monetary and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal and administrative proceedings, including environmental proceedings and patent disputes involving the company; difficulties or delays in addressing "Year 2000" problems in the company's operations, or the inability of a major supplier or customer to continue operations due to such problems; and the risk factors reported from time to time in the company's SEC reports. The Company undertakes no obligation to update any forward-looking statements as a result of future events or developments.

                              # # #


Mallinckrodt Inc.



/s/ ROGER A. KELLER
-----------------------
Vice President, Secretary
and General Counsel

DATE:  May 17, 1999